FOR IMMEDIATE RELEASE

8x8, Inc. Reports Third Quarter Fiscal 2018 Financial Results

Service revenue increased 20% year-over-year to $71.9 million
Mid-Market and Enterprise Service Revenue grew 28%

SAN JOSE, CA. — January 25, 2018 — 8x8, Inc. (NYSE:EGHT), a leading provider of global cloud communications and customer engagement solutions, today reported financial results for the third quarter of fiscal 2018 ended December 31, 2017.

Third Fiscal Quarter 2018 Financial Results:
  Revenue: Service revenue increased 20% year-over-year to $71.9 million. Adjusting for constant currency and the discontinued revenue from the non-core, voice broadcasting segment of DXI, service revenue increased 19%. Total revenue increased 19% year-over-year to $75.6 million. Adjusting for constant currency and the discontinued revenue from the non-core, voice broadcasting segment of DXI, total revenue increased 18%.
  Service revenue from mid-market and enterprise customers increased 28% year-over-year and represented 59% of total service revenue.
  GAAP net income: GAAP net loss was $88.5 million or ($0.96) per diluted share, inclusive of two special items. The special items were: 1) $71 million of non-cash, non-recurring tax charges as a result of the Tax Cuts and Jobs Act and the Company's decision to record a valuation allowance against its deferred tax assets; and 2) $9 million non-cash, non-recurring impairment of goodwill and other assets related to UK EasyContactNow.
  Non-GAAP net income, before taxes, was $1.6 million, or $0.02 per diluted share, excluding special items.

"Our strong third quarter results demonstrate that we are executing on our strategic initiatives. Mid-market and enterprise bookings grew 40% year-over-year," said Vik Verma, Chief Executive Officer at 8x8, Inc. "Additionally, we believe CIOs are increasingly demanding integrated enterprise communications solutions for their employees, customers and partners. 49% of new monthly recurring revenue booked from mid-market and enterprise segments came from customers purchasing our integrated UCaaS and CCaaS solutions. Thanks to our ownership of these underlying technologies, 8x8 is uniquely qualified to deliver these solutions for CIOs today and as their needs evolve in the future."

Additional Business Metrics and Highlights:

  Margins: GAAP gross margin was 78%, compared with 77% in the same period last year. Non-GAAP gross margin was 79%, compared with 79% in the same period last year. GAAP service margin was 83%, compared with 83% in the same period last year. Non-GAAP service margin was 84%, compared with 84% in the same period last year.
  Cash Flow: Cash generated from operating activities was $8.2 million. Cash, cash equivalents and investments were $161 million at December 31, 2017.
  New monthly recurring revenue (MRR) booked from mid-market and enterprise customers increased 40% year-over-year and comprised 65% of total bookings in the third fiscal quarter.
  49% of new monthly recurring revenue booked from mid-market and enterprise customers purchased 8x8's integrated UCaaS and CCaaS solutions.
  Average monthly service revenue per business customer (ARPU): ARPU per mid-market and enterprise customers were $4,765, compared with $4,412 in the same period last year. ARPU per business customer grew to $454, compared with $414 in the same period last year.
  Churn: Gross monthly business service revenue churn on an organic basis of 0.4%, compared with 1.0% in the same period a year ago.
  Synergy Research Group named 8x8 as the global leader for the eleventh consecutive quarter for subscriber seats in the combined mid-market and enterprise segments of the UCaaS market, which is defined as cloud telephony, conferencing, collaboration and messaging.
  8x8 was awarded 6 new communications patents for a total of 150 patents awarded to date.
  Share Repurchase: Repurchased 298,713 shares of common stock at an average price of $12.81 per share, for a total of $3.8 million, under the Company's approved share repurchase program.

Financial Outlook: For the full fiscal 2018 year, 8x8 has revised its financial outlook:

Revenue:
  Total revenue in the range of $293 million to $294 million, representing approximately 16% year-over-year increase, compared with previous guidance of $292 million to $294 million, representing an approximately 15% to 16% year-over-year increase.
  Service revenue in the $278 million to $279 million range, representing approximately 18% year-over-year increase, up from previous guidance of $275 million to $277 million range, representing an 17% year-over-year increase.
  Adjusting for the discontinued revenue from the non-core, voice broadcasting segment of DXI, service revenue growth in the range of 19% and total revenue growth in the range of 16% to 17%, compared with previous guidance of service revenue growth in the range of 17% to 18% and total revenue growth in the range of 16% to 17%.

Non-GAAP Pre-tax Income:
  Non-GAAP pre-tax net income of approximately $9 million or 3% of revenue.
  Due to the Company's full valuation allowance against its deferred tax assets, tax expense reflects current taxes in US states and foreign jurisdictions. The estimated non-GAAP effective tax rate is approximately 3% for fiscal year 2018 and excludes the one-time impact of recording the valuation allowance.

The Company does not reconcile its forward-looking non-GAAP net income to the corresponding GAAP measures of GAAP net income (loss) due to the significant variability of, and difficulty in making accurate forecasts and projections with regards to, the various expenses we exclude. For example, although future hiring and retention needs may be reasonably predictable, stock-based compensation expense depends on variables that are largely not within the control of nor predictable by management, such as the market price of 8x8 common stock, and may also be significantly impacted by events like acquisitions, the timing and nature of which are difficult to predict with accuracy. Similarly, impairments and other non-recurring items are difficult to predict as they may depend on future events and external factors outside the Company's control. The actual amounts of these excluded items could have a significant impact on the Company's GAAP net income (loss). Accordingly, management believes that reconciliations of this forward-looking non-GAAP financial measure to the corresponding GAAP measure is not available without unreasonable effort.

8x8 also announced that on January 22, 2018, it awarded restricted stock units (RSUs) representing the right to acquire an aggregate of 456,791 shares of the Company's common stock and non-qualified options to acquire an aggregate of 181,691 shares of common stock to 91 new employees under the 8x8, Inc. 2017 New Employee Inducement Incentive Plan. In addition, a newly hired senior vice president (SVP) received RSUs representing the right to acquire 48,960 shares of common stock and performance share units (PSUs) representing the right to receive, at target, 28,654 shares of common stock. Each stock option is exercisable at a price of $17.35 per share, which was the closing price of a share of the company's Common Stock on the grant date. Each of the awards is subject to vesting pursuant to the terms of the plan and the recipient's award agreement, including a requirement that the recipient be employed as of the applicable vesting date. A portion of the RSUs awarded to the newly hired SVP vest in full six months from the recipient's employment commencement date. Other terms of the awards are substantially the same as those applicable to RSUs, PSUs and options previously granted by the Company to new employees during its current fiscal year.

These equity awards were approved unanimously by the Compensation Committee of the Board of Directors. Each award was granted as an inducement material to the recipient's entering into employment with 8x8, in accordance with Section 303a.08 of the New York Stock Exchange listing and governance rules.

Conference Call Information:

Management will host a conference call to discuss earnings results on January 25, 2018 at 1:30 p.m. Pacific Time (4:30 p.m. Eastern Time). The call is accessible via the following numbers and webcast links:

Dial In:	(877) 843-0417 Domestic or (408) 427-3791 International; Conference ID #2297478
Replay:	(855) 859-2056 Domestic or (404) 537-3406 International; Conference ID #2297478
Webcast:	http://investors.8x8.com

Participants should plan to dial in or log on ten minutes prior to the start time. A telephonic replay of the call will be available three hours after the conclusion of the call until March 7, 2018.The webcast will be archived on 8x8's website for a period of 30 days. For additional information, visit http://investors.8x8.com.

About 8x8, Inc.

8x8, Inc. (NYSE: EGHT) is a leading provider of global cloud communications and customer engagement solutions to over a million business users worldwide, empowering them to deliver exceptional customer experiences. For additional information, visit www.8x8.com, or connect with 8x8 on LinkedIn, Twitter, and Facebook.

Non-GAAP Measures:

The Company has provided in this release financial information that has not been prepared in accordance with Generally Accepted Accounting Principles (GAAP). Management uses these non-GAAP financial measures internally in analyzing the Company's financial results and believes they are useful to investors, as a supplement to GAAP measures, in evaluating the Company's ongoing operational performance. Management believes that the use of these non-GAAP financial measures provides an additional tool for investors to use in evaluating 8x8's ongoing operating results and trends and in comparing financial results with other companies in the industry, many of which present similar non-GAAP financial measures to investors.

Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. Investors are encouraged to review the reconciliation of these non-GAAP financial measures to their most directly comparable GAAP financial measures. This reconciliation has been provided in the financial statement tables included below in this press release.

In addition, this release may provide certain financial measures that have been adjusted to exclude the impact of the discontinuation of a non-core, legacy DXI business (based on a voice broadcasting segment), as first reported in the third quarter of the Company's 2017 fiscal year. To adjust for the discontinued business, revenue figures for each period being compared exclude all revenue attributable to the discontinued business. Some financial measures presented in this release may reflect adjustments for comparison on a constant currency basis when management concluded that the elimination of the impact of currency fluctuations between current and comparative prior periods assist with the evaluation of the underlying business performance.

Management has used these adjusted financial measures internally in evaluating the financial performance of the Company's business and believes they provide investors an additional, useful assessment of the Company's growth for these periods.

Non-GAAP Pre-Tax Income, Non-GAAP Net Income and Non-GAAP Net Income Per Share:

The Company has defined non-GAAP net income as net income (loss) for GAAP plus amortization of acquired intangible assets, impairment charges, stock-based compensation, other income and expenses, and the provision for or benefit from income taxes. Amortization of acquired intangible assets and impairment charges are excluded because they are a non-cash expense that management does not consider part of ongoing operations when assessing the Company's financial performance. Stock-based compensation expense has been excluded because it is a non-cash expense and relies on valuations based on future events, such as the market price of 8x8 common stock and attrition, that are difficult to predict and are affected by market factors that are largely not within the control of management. Certain other income and expense items, such as acquisition-related or severance expenses, have been excluded because management considers them to be isolated transactions and believes they are not reflective of the Company's ongoing operations, reduce comparability of periodic operating results when included, are difficult to predict, and are often one-time. GAAP tax provision (benefit) for income taxes has been excluded as it is also a non-cash expense that management does not consider part of its analysis of the performance of ongoing operations. Due to the Company's history of tax losses and full valuation allowance against deferred tax assets, future GAAP and Non-GAAP effective tax rates are limited to current taxes in certain US state and foreign jurisdictions. The Company reports these current taxes as reduction from Non-GAAP pretax net income to derive Non-GAAP net income after taxes.

The Company defines non-GAAP net income per share as non-GAAP net income divided by the weighted-average diluted shares outstanding which includes the effect of potentially dilutive stock options and awards. The Company defines non-GAAP net income percentage of revenue as non-GAAP net income divided by non-GAAP revenue. Management believes that such exclusions facilitate comparisons to the Company's historical operating results and to the results of other companies in the same industry, and provides investors with information that management uses in evaluating the Company's performance on a quarterly and annual basis.

Forward Looking Statements:

This news release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 and Section 21E of the Securities Exchange Act of 1934. These statements include, without limitation, information about future events based on current expectations, potential product development efforts, near and long-term objectives, potential new business, strategies, organization changes, changing markets, future business performance and outlook. Such statements are predictions only, and actual events or results could differ materially from those made in any forward-looking statements due to a number of risks and uncertainties. Actual results and trends may differ materially from historical results or those projected in any such forward-looking statements depending on a variety of factors. These factors include, but are not limited to:

  market acceptance of new or existing services and features;
  success of the Company's efforts to target mid-market and larger distributed enterprises;
  changes in the competitive dynamics of the markets in which the Company competes;
  the timing and extent of improvements in operating results from senior management changes and increased spending for marketing, sales and R&D;
  customer cancellations and rate of churn;
  the Company's ability to scale its business;
  the Company's ability to execute its global strategy;
  the Company's reliance on infrastructure of third-party network services providers;
  risk of failure in the Company's physical infrastructure;
  risk of failure of the software used to provide the Company's services;

  the Company's ability to maintain the compatibility of its software with third-party applications and mobile platforms;
  continued compliance with industry standards and regulatory requirements;
  risks relating to the Company's strategies and objectives for future operations, including the execution of integration plans and realization of the expected benefits of its acquisitions;
  the amount and timing of costs associated with recruiting, training and integrating new employees;
  introduction and adoption of the Company's cloud communications and collaboration services in markets outside of the United States;
  risks regarding compliance with regulations in the United States and foreign jurisdictions in which the Company's services are provided; and
  general economic conditions that could adversely affect the Company's business and operating results.

For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see "Risk Factors" in the Company's reports on Forms 10-K and 10-Q, as well as other reports that 8x8, Inc. files from time to time with the Securities and Exchange Commission. All forward-looking statements are qualified in their entirety by this cautionary statement, and 8x8, Inc. undertakes no obligation to update publicly any forward-looking statement for any reason, except as required by law, even as new information becomes available or other events occur in the future.

# # #

Investor Relations:
Victoria Hyde-Dunn
1-669-333-5200
 victoria.hyde-dunn@8x8.com

Media:
John Sun
1-408-692-7054
john.sun@8x8.com

8x8, Inc.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts; unaudited)

	Three Months Ended		Nine Months Ended
	December 31,		December 31,
	2017	2016	2017	2016
Service revenue	$71,891	$60,149	$205,105	$173,162
Product revenue	3,684	3,527	12,051	13,738
Total revenue	75,575	63,676	217,156	186,900

Operating expenses
Cost of service revenue	12,318	10,525	36,737	31,597
Cost of product revenue	4,675	4,240	14,657	15,527
Research and development	8,527	7,095	24,781	20,310
Sales and marketing	48,830	35,667	131,103	101,049
General and administrative	10,003	7,852	28,575	21,400
Impairment of equipment, intangible assets and goodwill	9,469	-	9,469	-
Total operating expenses	93,822	65,379	245,322	189,883
Loss from operations	(18,247)	(1,703)	(28,166)	(2,983)
Other income, net	569	408	3,084	1,209
Loss from operations before provision for income taxes	(17,678)	(1,295)	(25,082)	(1,774)
Provision for income taxes	70,842	30	66,153	52
Net loss	$(88,520)	$(1,325)	$(91,235)	$(1,826)

Net loss per share
Basic	$(0.96)	$(0.01)	$(0.99)	$(0.02)
Diluted	$(0.96)	$(0.01)	$(0.99)	$(0.02)

Weighted average number of shares
Basic	92,029	90,774	91,709	90,062
Diluted	92,029	90,774	91,709	90,062

8x8, Inc.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, unaudited)

	December 31,	March 31,
	2017	2017
ASSETS
Current assets
Cash and cash equivalents	$31,769	$41,030
Short-term investments	129,208	133,959
Accounts receivable, net	17,937	14,264
Other current assets	10,240	8,101
Total current assets	189,154	197,354
Property and equipment, net	32,551	24,061
Intangible assets, net	12,677	17,038
Goodwill	39,576	46,136
Non-current deferred tax asset	-	48,859
Other assets	967	407
Total assets	$274,925	$333,855

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable	$21,755	$18,631
Accrued compensation	16,845	11,508
Accrued taxes	5,447	5,354
Deferred revenue	2,586	2,144
Other accrued liabilities	6,723	5,707
Total current liabilities	53,356	43,344

Other liabilities	1,160	1,910
Total liabilities	54,516	45,254

Total stockholders' equity	220,409	288,601
Total liabilities and stockholders' equity	$274,925	$333,855

8x8, Inc.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands, unaudited)

	Nine Months Ended
	December 31,
	2017	2016
Cash flows from operating activities:
Net loss	$(91,235)	$(1,826)
Adjustments to reconcile net loss to net cash
provided by operating activities:
Depreciation	6,049	4,463
Amortization of intangible assets	3,995	2,741
Impairment of goodwill and long-lived assets	9,469	15
Amortization of capitalized software	1,270	442
Stock-based compensation expense	21,138	15,630
Deferred income tax expense (benefit)	66,273	(104)
Gain on escrow settlement	(1,393)	-
Other	226	802
Changes in assets and liabilities:
Accounts receivable, net	(3,305)	(3,267)
Other current and noncurrent assets	(2,315)	(1,238)
Accounts payable and accruals	8,855	4,394
Deferred revenue	351	168
Net cash provided by operating activities	19,378	22,220

Cash flows from investing activities:
Purchases of property and equipment	(6,524)	(6,509)
Gain on escrow settlement	1,393	-
Cost of capitalized software	(8,689)	(3,939)
Proceeds from maturity of investments	57,150	47,625
Sales of investments	23,382	34,821
Purchase of investments	(75,921)	(92,647)
Net cash used in investing activities	(9,209)	(20,649)

Cash flows from financing activities:
Capital lease payments	(855)	(460)
Payment of contingent consideration	(150)	(300)
Repurchase and tax-related withholding of common stock	(22,137)	(2,828)
Proceeds from issuance of common stock under employee stock plans	3,303	2,694
Net cash used in financing activities	(19,839)	(894)

Effect of exchange rate changes on cash	409	(796)
Net decrease in cash and cash equivalents	(9,261)	(119)

Cash and cash equivalents, beginning of period	41,030	33,576
Cash and cash equivalents, end of period	$31,769	$33,457

8x8, Inc.
Selected Operating Statistics

	Three Months Ended
	Dec. 31, 2016	Mar. 31, 2017	June 30, 2017	Sept. 30, 2017	Dec. 31, 2017

Business customer average monthly service revenue per customer (1)	$ 414	$ 426	$ 432	$ 442	$ 454
Monthly business service revenue churn (2)(3)	1.0%	0.7%	0.6%	0.4%	0.4%

Overall service margin	83%	83%	82%	81%	83%
Overall product margin	-20%	-9%	-22%	-17%	-27%
Overall gross margin	77%	77%	76%	75%	78%

(1)

Business customer average monthly service revenue per customer is service revenue from business customers in the period divided by the number of months in the period divided by the simple average number of business customers during the period.

(2)

Business customer service revenue churn is calculated by dividing the service revenue lost from business customers (after the expiration of 30-day trial) during the period by the simple average of business customer service revenue during the same period and dividing the result by the number of months in the period.

(3)	Excludes DXI business customer service revenue churn for all periods presented.

8x8, Inc.
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
((In thousands, except per share amounts; unaudited)

	Three Months Ended		Three Months Ended		Nine Months Ended		Nine Months Ended
	December 31, 2017		December 31, 2016		December 31, 2017		December 31, 2016
Reconcilation of Operating Expenses:
GAAP cost of service revenue	$12,318		$10,525		$36,737		$31,597
Amortization of acquired intangible assets	(714)		(543)		(2,221)		(1,697)
Stock-based compensation expense	(455)		(538)		(1,319)		(1,338)
Non-GAAP cost of service revenue	$11,149		$9,444		$33,197		$28,562
Non-GAAP service margin (as a percentage of service revenue)	$60,742	84.5%	$50,705	84.3%	$171,908	83.8%	$144,600	83.5%

GAAP and Non-GAAP cost of product revenue	$4,675		$4,240		$14,657		$15,527
Non-GAAP product margin (as a percentage of product revenue)	$(991)	-26.9%	$(713)	-20.2%	$(2,606)	-21.6%	$(1,789)	-13.0%

Non-GAAP gross margin (as a percentage of revenue)	$59,751	79.1%	$49,992	78.5%	$169,302	78.0%	$142,811	76.4%

GAAP research and development	$8,527		$7,095		$24,781		$20,310
Stock-based compensation expense	(1,794)		(1,061)		(4,445)		(2,811)
Non-GAAP research and development (as a percentage of revenue)	$6,733	8.9%	$6,034	9.5%	$20,336	9.4%	$17,499	9.4%

GAAP sales and marketing	$48,830		$35,667		$131,103		$101,049
Amortization of acquired intangible assets, impairment	(466)		(345)		(1,774)		(1,059)
Stock-based compensation expense	(3,362)		(2,452)		(8,577)		(6,118)
Non-recurring items in operating expenses	(480)		-		(480)		-
Non-GAAP sales and marketing (as a percentage of revenue)	$44,522	58.9%	$32,870	51.6%	$120,272	55.4%	$93,872	50.2%

GAAP general and administrative	$10,003		$7,852		$28,575		$21,400
Stock-based compensation expense	(2,519)		(2,020)		(6,797)		(5,363)
Non-recurring items	-		(78)		(510)		(78)
Non-GAAP general and administrative (as a percentage of revenue)	$7,484	9.9%	$5,754	9.0%	$21,268	9.8%	$15,959	8.5%

Reconcilation of Net Loss to Non-GAAP Net Income:
GAAP net income (loss)	$(88,520)		$(1,325)		$(91,235)		$(1,826)
Amortization of acquired intangible assets	1,180		873		3,995		2,741
Impairment of equipment, intangible assets, and goodwill	9,469		15		9,469		15
Stock-based compensation expense	8,130		6,071		21,138		15,630
Non-recurring items in operating expenses	480		78		990		78
Non-recurring items in other income (expenses), net	-		-		(1,393)		-
Provision (benefit) for income taxes (1)	70,842		30		66,153		52
Non-GAAP net income before taxes (as a percentage of revenue)	$1,581	2.1%	$5,742	9.0%	$9,117	4.2%	$16,690	8.9%
Non-GAAP tax expense (2)	52		2,182		297		6,342
Non-GAAP net income after taxes (as a percentage of revenue)	$1,529	2.0%	$3,560	5.6%	$8,820	4.1%	$10,348	5.5%

(1) The amounts for the three and nine months ended December 31, 2016 have been adjusted to conform the current period presentation.
(2) Our non-GAAP tax provision in fiscal year 2018 does not have a deferred income tax impact due to the full valuation allowance applied against our deferred tax assets. The non-GAAP effective tax rate of 3% for the three and nine months ending December 31, 2017 is based on current taxes for certain states and foreign jurisdictions, and excludes the impact of the valuation allowance. For the three and nine months ended December 31, 2016, the total non-GAAP effective tax rate was 38%.

Reconciliation between GAAP and non-GAAP weighted average shares used in computing basic and diluted net loss per share:
Denominator for basic calculation	92,029		90,774		91,709		90,062
Effect of dilutive securities:
Employee stock options	1,487		1,792		1,546		1,702
Employee restricted purchase rights	1,096		1,407		1,622		1,723
Employee stock plan purchases	-		9		-		8
Denominator for diluted calculation	94,612		93,982		94,877		93,495

GAAP net loss per share - Diluted	$(0.96)		$(0.01)		$(0.99)		$(0.02)
Non-GAAP net income before taxes per share - Diluted	$0.02		$0.06		$0.10		$0.18
Non-GAAP net income after taxes per share - Diluted	$0.02		$0.04		$0.09		$0.11